Calculation of Registration Fee

Title of each class of securities offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Debt Securities	$250,000,000	$13,950.00

Pricing Supplement Dated December 9, 2009	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated November 20, 2009 and	Registration No. 333-163273
Prospectus Supplement dated November 20, 2009)

PACCAR Financial Corp.

Medium-Term Notes, Series M – Fixed Rate

CUSIP # 69371RJ72

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☐ Barclays Capital Inc.
☒ Citigroup Global Markets Inc.
☐ BNP Paribas Securities Corp.
☒ Mitsubishi UFJ Securities (USA), Inc.
☐ Goldman, Sachs & Co.
☐ J.P. Morgan Securities Inc.
☒ Other: HSBC Securities (USA) Inc.
RBS Securities Inc.
acting as	☒ principal ☐ agent

at:	☐	varying prices related to prevailing market prices at the time of resale
	☒	a fixed initial public offering price of 99.849% of the Principal Amount.

Principal Amount: $250,000,000	Original Issue Date: December 16, 2009

Agent’s Discount or Commission: 0.20%	Final Maturity Date: December 17, 2012

Nets Proceeds to Company: $249,122,500	Interest Payment Date(s): June 17 and December 17, commencing June 17, 2010 Record Dates: The June 3 and December 3 next preceding the applicable Interest Payment Date

Interest Rate: 1.95% per annum

Redemption:

☒	The Notes may not be redeemed prior to the Maturity Date.

☐	The Notes may be redeemed at our option prior to the Maturity Date.

Initial Redemption Date:

Initial Redemption Percentage: %

Annual Redemption Percentage Reduction: % until Redemption Percentage is 100% of the Principal Amount.

Repayment:

☒	The Notes may not be repaid prior to the Maturity Date.

☐	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.
Option Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars, see attached)

Minimum Denominations:	(Applicable only if Specified Currency is other than U.S. dollars)

Exchange Rate Agent:	(Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check ☐

Issue Price: %

Form:	☒ Book-Entry ☐ Certificated

Other Provisions: N/A

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407.